UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
_____________________________________________________________________________________

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TriNet Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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TRINET GROUP, INC.
1100 San Leandro Blvd., Suite 400
San Leandro, CA 94577
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 26, 2016
Dear Stockholder:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders of TRINET GROUP, INC., a Delaware corporation. The meeting will be held on Thursday, May 26, 2016, at 9:00 a.m., local time, at Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010 for the following purposes:

1.	To elect our three nominees for director to hold office until the 2019 Annual Meeting of Stockholders;

2.	To approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement;

3.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this formal Notice of 2016 Annual Meeting of Stockholders. The record date for the 2016 Annual Meeting is March 31, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors

Brady Mickelsen
Secretary
San Leandro, California
April 15, 2016

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TRINET GROUP, INC.
1100 San Leandro Blvd., Suite 400
San Leandro, CA 94577
PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In this Proxy Statement for the 2016 Annual Meeting of Stockholders (the “Proxy Statement”), “we”, “us”, “our” and “TriNet” refer to TriNet Group, Inc.
We mailed the Notice on or about April 15, 2016, to all stockholders of record entitled to vote at the 2016 Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 25, 2016.
How do I attend the 2016 Annual Meeting?
The 2016 Annual Meeting will be held on Thursday, May 26, 2016, at 9:00 a.m., local time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010. Directions to the 2016 Annual Meeting may be found at www.proxyvote.com. Information on how to vote in person at the 2016 Annual Meeting is discussed below.
Who can vote at the 2016 Annual Meeting?
Only stockholders of record at the close of business on March 31, 2016, will be entitled to vote at the 2016 Annual Meeting. On this record date, there were 70,718,423 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 31, 2016, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the 2016 Annual Meeting, we urge you to fill out and return a proxy card or vote by proxy, over the telephone or on the internet as instructed in the below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 31, 2016, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2016 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the 2016 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?
There are three matters scheduled for a vote at the 2016 Annual Meeting:

•	Election of three directors;

•	Advisory approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement in accordance with SEC rules; and

•	Ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
What if another matter is properly brought before the meeting?
We know of no other matters that will be presented for consideration at the 2016 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting at the 2016 Annual Meeting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the 2016 Annual Meeting, or by proxy over the telephone, through the internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the 2016 Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the 2016 Annual Meeting, at which we will give you a ballot upon request.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card before the 2016 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 25, 2016 to be counted.

•
To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on May 25, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from TriNet. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the 2016 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 31, 2016.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote either by completing your proxy card, by telephone, through the internet or in person at the 2016 Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the advisory approval of executive compensation, and “For” ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for its fiscal year ending December 31, 2016. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using his best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, members of the Board and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	you may submit another properly completed proxy card with a later date;

•	you may grant a subsequent proxy by telephone or through the internet;

•	you may send a timely written notice that you are revoking your proxy to our Secretary at 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577; or

•	you may attend the 2016 Annual Meeting and vote in person (simply attending the meeting will not, by itself, revoke your proxy).
Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for the 2017 Annual Meeting of Stockholders?
To be considered for inclusion in our 2017 proxy materials, your proposal must be submitted in writing by December 16, 2016, to our Secretary at 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2017 Annual Meeting of Stockholders is held before April 26, 2017, or after June 25, 2017, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2017 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) that is not to be included in our 2017 proxy materials, the proposal must be received by our Secretary not earlier than the close of business on January 26, 2017, but not later than the close of business on February 25, 2017; provided, however, that if our 2017 Annual Meeting of Stockholders is held before April 26, 2017, or after June 25, 2017, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	Nominees receiving the most “For” votes	No effect	None

2	Advisory approval of the compensation of our Named Executive Officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

3	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 70,718,423 shares outstanding and entitled to vote. Thus, the holders of 35,359,212 shares must be present in person or represented by proxy at the 2016 Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the 2016 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the 2016 Annual Meeting to another date.
How can I find out the results of the voting at the 2016 Annual Meeting?
Preliminary voting results will be announced at the 2016 Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the 2016 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has nine members. There are three directors in the class whose term of office expires in 2016. Each of the nominees listed below is currently a member of our Board who has been recommended for reelection by the Nominating and Corporate Governance Committee and nominated for reelection by the Board. If elected at the 2016 Annual Meeting, each of these nominees would serve until the 2019 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. This means that the three nominees receiving the highest number of affirmative votes, even if less than a majority of the shares outstanding on the record date, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
It is our policy to invite and encourage directors and nominees for director to attend the annual meeting of stockholders. In 2015, seven of eight directors then in office attended the 2015 Annual Meeting of Stockholders.
The following is a brief biography of each nominee and each director whose term will continue after the 2016 Annual Meeting.
Nominees for Election for a Three-year Term Expiring at the 2019 Annual Meeting
Martin Babinec, 61, founded TriNet in 1988 and has served on the Board since that time, acting as Chairman until December 2009. From 1988 until May 2008, he also served as our Chief Executive Officer. Mr. Babinec also founded and serves as Chairman of Upstate Venture Connect and co-founded and serves as Chairman of the StartFast Venture Accelerator and IntroNet Corporation. Prior to founding TriNet, Mr. Babinec served in senior human resources management positions at the Navy Exchange, an international retailer. Mr. Babinec holds a B.S. in Business Administration from Shippensburg University. The Nominating and Corporate Governance Committee believes that Mr. Babinec is qualified to serve on the Board based on his significant business experience, both inside and outside our industry, and because his role as our founder and former Chief Executive Officer brings unique insight to the Board.

Paul Chamberlain, 52, has been a member of the Board since December 2015. Mr. Chamberlain currently operates his own strategic and financial advisory firm, PEC Ventures. Prior to starting PEC Ventures in early 2015, Mr. Chamberlain worked at Morgan Stanley for 26 years, most recently as Managing Director and Co-Head of Global Technology Banking, as well as a member of the Investment Banking Division’s Operating Committee. He spent the majority of his Morgan Stanley career in the firm’s Menlo Park, California office.  In addition to his role overseeing its global technology banking group, he also led Morgan Stanley account teams on hundreds of financing and strategic transactions for its technology clients. Mr. Chamberlain also serves as Chairman of the Strategic Advisory Committee of JobTrain, the Menlo Park, California-based vocational and life skills training group focused on the neediest in the Silicon Valley community, and he served on its board for over ten years. He earned a B.A. in History, magna cum laude, from Princeton University in 1985 and received an M.B.A. from Harvard Business School in 1989. Mr. Chamberlain regularly lectures in Economics and Entrepreneurial Management classes at Stanford University and Princeton University. The Nominating and Corporate Governance Committee believes that Mr. Chamberlain is qualified to serve on the Board based on his strategic and financial expertise and his past experience as a Managing Director of Morgan Stanley.
Wayne B. Lowell, 60, has been a member of the Board since 2009. Since early 2012, Mr. Lowell has been serving as Chairman and Chief Executive Officer of Senior Whole Health Holdings, Inc., a health insurance company focused on providing health insurance coverage to senior citizens. From October 2007 to July 2008, Mr. Lowell served as Chief Executive Officer of Wellmed Medical Management, Inc., a physician healthcare services company. From 1998 to September 2007 and July 2008 to June 2012, he served as President of Jonchra Associates, LLC, which provides strategic, operating and financial advice to senior management of private-equity funded and publicly held entities. From 1986 to 1998, he worked for PacifiCare Health Systems (now part of United Healthcare). At PacifiCare, he held various positions of increasing authority, ultimately serving as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. From January 2010 to June 2013, Mr. Lowell served on the board of directors of Addus Homecare Corp., and from August 2007 to March 2011, he served on the board of directors of Insight Health Services Holdings

Corp. Mr. Lowell holds a B.S. in accounting from the University of Maryland and an M.B.A. from the University of California at Irvine. Mr. Lowell is a Certified Public Accountant. The Nominating and Corporate Governance Committee believes that Mr. Lowell is qualified to serve on the Board based on his years of experience in the health care industry and his past experience as a chief financial officer.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders
Burton M. Goldfield, 60, joined TriNet in May 2008 succeeding Martin Babinec, TriNet's founder, as Chief Executive Officer, and has served as a member of the Board since that time. From 2006 to 2008, Mr. Goldfield was Chief Executive Officer of Ketera Technologies, Inc., a provider of on-demand Software-as-a-Service management solutions. From 2004 to 2006, he was the Senior Vice President of Worldwide Field Operations at Hyperion Solutions Corporation, a business performance management software company, which was acquired by Oracle Corporation. Earlier, he was with Rational Software Corporation for 13 years in a variety of management capacities, and subsequently Vice President of Worldwide Sales for IBM Corporation, Rational Software division upon the acquisition of Rational by IBM. Mr. Goldfield also serves on the board of directors of DHI Group, Inc. Mr. Goldfield holds a B.S. in biomedical engineering from Syracuse University and an M.B.A. from Villanova University. The Nominating and Corporate Governance Committee believes that Mr. Goldfield is qualified to serve on the Board based on his significant business experience both inside and outside our industry, and because his role as our Chief Executive Officer brings unique insight to the Board.
David C. Hodgson, 59, has been a member of the Board since 2005 and is a Managing Director of General Atlantic LLC. He joined General Atlantic in 1982, helped found their partnership, and has over 30 years of experience identifying and assisting portfolio companies worldwide in all areas of their development. Mr. Hodgson serves on the boards of directors of a number of public and private companies including Amherst Pierpont Securities, Alignment Healthcare and Hyperion Insurance Group. Mr. Hodgson is chairman of the boards of trustees of Johns Hopkins Medicine and Johns Hopkins Hospital System. He is chairman of the Manhattan Theatre Club and Echoing Green. He also serves as a trustee of Dartmouth College and Johns Hopkins University. Mr. Hodgson holds an A.B. in Mathematics and Social Sciences from Dartmouth College and a M.B.A. from the Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Mr. Hodgson is qualified to serve on the Board based on his experience as a member of the boards of directors of a number of public and private companies and his experience as a Managing Director of General Atlantic.
John H. Kispert, 52, has been a member of the Board since May 2014. Since March 2016, Mr. Kispert has served as Managing Partner of Black Diamond Ventures. From February 2009 until March 2015, Mr. Kispert served as President and Chief Executive Officer and on the board of directors of Spansion, Inc. From 1995 through January 2009, Mr. Kispert served in a number of finance and operational roles at KLA-Tencor Corporation, a supplier of semiconductor manufacturing process control and yield management solutions, including serving as President and Chief Operations Officer from January 2006 to January 2009 and also serving as Executive Vice President and Chief Financial Officer from March 2000 to December 2005. Mr. Kispert has also served as a director of Extreme Networks, Inc., a network hardware company, since May 2009, a director of Gigamon Inc., a provider of traffic visibility solutions, since December 2013, and as a director of Cypress Semiconductor, Inc. since March 2015. Mr. Kispert holds a Master of Business Administration degree from the University of California, Los Angeles and a Bachelor of Arts degree in Political Science from Grinnell College. The Nominating and Corporate Governance Committee believes that Mr. Kispert is qualified to serve on the Board based on his experience as a director, chief executive officer and chief financial officer of public companies.
Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders
Katherine August-deWilde, 68, has been a member of the Board since October 2013. Ms. August-deWilde is currently vice chair of First Republic Bank, a commercial bank specializing in private banking, business banking and wealth management and served as the President of First Republic Bank from 2007 to 2015. Ms. August-deWilde has served in various roles at First Republic Bank since 1985, including as Chief Financial Officer and Executive Vice President and Chief Operating Officer. Prior to joining First Republic Bank, Ms. August-deWilde served as Chief Financial Officer at PMI Mortgage Insurance Co. and as a consultant for McKinsey & Company. Ms. August-deWilde also serves on the board of directors of other public companies, in addition to TriNet Group, Inc., including First Republic Bank and Sunrun, Inc. She also serves on private company boards of Equilar, Inc. and Eventbrite. She is a member of the Advisory Council of the Stanford University Graduate School of Business, the Advisory Council of the Stanford Center on Longevity, and the Catalyst Corporate Board Resource. Ms. August-deWilde holds a B.A. from Goucher College and an M.B.A. from Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Ms. August-deWilde is qualified to serve on the Board based on her experience as a corporate executive, her financial expertise, and her service on the boards of directors of other public boards.

H. Raymond Bingham, 70, has been a member of the Board since July 2008 and has served as our Chairman of the Board since January 2010. He is an Advisory Director of Riverwood Capital Management, a private equity firm that invests in high-growth technology companies. From 2010 to 2015, Mr. Bingham was an Advisory Director of General Atlantic LLC and served as a Managing Director from September 2006 to December 2010. He was Executive Chairman of the board of directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005, and served on the board of directors of Cadence from November 1997 to July 2005. Prior to his role as Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves as a director of Flextronics International Ltd., Oracle Corporation and Cypress Semiconductor, Inc. Mr. Bingham holds a B.S. in Economics from Weber State University and an M.B.A. from Harvard Business School. Additionally, he was awarded an Honorary Doctorate of Humanities from Weber State University. The Nominating and Corporate Governance Committee believes that Mr. Bingham is qualified to serve on the Board based on his broad and extensive experience serving in management roles at technology companies, including as chief executive officer and chief financial officer, as well as his significant service on the board of directors of other publicly traded companies and his extensive knowledge and experience managing portfolio companies both within and outside our industry.
Kenneth Goldman, 66, has been a member of the Board since August 2009. Since October 2012, Mr. Goldman has served as the Chief Financial Officer of Yahoo! Inc., an internet services company. Prior to joining Yahoo!, Mr. Goldman served as Chief Financial Officer of Fortinet, Inc., a provider of unified threat management solutions, from September 2007 to October 2012. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services, which was acquired by Oracle Corporation in January 2006. Mr. Goldman was appointed in January 2015 to a three-year term to the Public Company Accounting Oversight Board’s (PCAOB’s) Standing Advisory Group (SAG), an organization that provides advice and insight on the need to formulate new accounting standards or change existing standards. Mr. Goldman serves on the board of directors of GoPro, Inc., NXP Semiconductors N.V. and Yahoo! Japan. Mr. Goldman is also a Trustee Emeritus on the board of trustees of Cornell University. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Goldman is qualified to serve on the Board based on his significant experience as a chief financial officer of public companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Generally, under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. The Board has undertaken a review of its composition, the composition of its committees and the independence of each director. The Board has determined that, other than Mr. Goldfield, by virtue of his position as Chief Executive Officer, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the listing requirements and rules of the NYSE. Accordingly, a majority of the members of the Board is independent, as required under applicable NYSE rules. In making this determination, the Board considered the current and prior relationships that each non-employee director has with TriNet and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure
We believe that separation of the positions of Chairman of the Board (the “Board Chair”) and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. We also believe that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole. The current Board Chair, Mr. Bingham, has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Board has also appointed Mr. Bingham to serve as the Board’s lead independent director. As lead independent director, Mr. Bingham presides over periodic meetings of the Board’s independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as the Board may otherwise determine and delegate.

Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for TriNet. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic and incidental reports as matters may arise from the Chief Compliance Officer, who is our Chief Legal Officer, regarding violations of the Code of Ethics, and the Internal Audit Department, regarding the annual fraud risk survey results and ethics hotline activity. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors
The Board met six times during 2015. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year ending December 31, 2015 for which he or she was a director or committee member. In addition, our non-management directors met five times in 2015 in regularly scheduled executive sessions at which only non-management directors were present. Mr. Bingham, as our lead director, presided over the executive sessions.

Information Regarding Committees of the Board of Directors
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees in 2015:

Name	Audit	Compensation	Nominating and Corporate Governance
Burton M. Goldfield
H. Raymond Bingham		X*	X
Katherine August-deWilde	X		X
Martin Babinec
Paul Chamberlain
Kenneth Goldman	X*
David C. Hodgson			X*
John H. Kispert		X
Wayne B. Lowell	X	X
Total meetings in 2015	10	6	2
*Committee Chairperson

Audit Committee
The Board has determined that each member of the Audit Committee is independent under NYSE listing standards and Rule 10A-3(b)(1) promulgated under the Exchange Act is an “audit committee financial expert” within the meaning of SEC regulations, and has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, the Board examined each Audit Committee member’s scope of experience and the nature of his or her employment in the corporate finance sector. The primary functions of the Audit Committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners on the engagement team of our independent registered public accounting firm;

•
reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;

•
reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.
The Audit Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Report of the Audit Committee of the Board of Directors(1)
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
Kenneth Goldman
Katherine August-deWilde
Wayne B. Lowell
_______________________

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Board has determined that each member of the Compensation Committee is independent under NYSE listing standards and Rule 10C-1 promulgated under the Exchange Act, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The functions of the Compensation Committee include:

•
determining and approving goals or objectives relevant to the compensation of our executive officers, evaluating their performance in light of such goals and objectives and their compensation and other terms of employment in light of such performance goals and objectives, including reviewing and approving any employment agreements, severance agreements, change in control provisions and any other compensatory arrangements;

•	reviewing and approving the compensation of Board members, including consulting, retainer, Board meeting, committee and committee chair fees and equity grants or awards;

•
overseeing administration of our equity incentive plans, establishing guidelines, interpreting plan documents, approving grants and awards, and exercising such other power and authority as may be permitted or required under such plans;

•	reviewing and recommending to the Board the adoption, amendment and termination of our equity incentive plans;

•
assessing the independence of each compensation consultant, legal counsel and other advisor to the Compensation Committee, in accordance with and to the extent required by applicable law and the listing requirements of any stock exchange on which any of our capital stock is listed;

•
reviewing and discussing with our management the disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of our annual reports on Form 10-K, registration statements or proxy statements, in accordance with and to the extent required by applicable law and the listing requirements of any stock exchange on which our capital stock is listed, and recommending to the Board that such Compensation Discussion and Analysis be approved for inclusion therein;

•
preparing and reviewing the Compensation Committee’s report on executive compensation to be included in our annual proxy statement, in accordance with and to the extent required by applicable law and the listing requirements of any stock exchange on which our capital stock is listed;

•	investigating any matter brought to the attention of the Compensation Committee within the scope of its duties if, in the judgment of the Compensation Committee, such investigation is appropriate;

•	reviewing and assessing the adequacy of the Compensation Committee’s charter periodically and recommending any proposed changes to the Board for approval; and

•	conducting an evaluation of the performance of the Compensation Committee periodically.
The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets regularly during the year. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, often in consultation with the Chief Executive Officer, Chief Legal Officer, our Human Resources Department and our outside compensation consultants, if applicable. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives.
The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
After taking into consideration the factors prescribed by the SEC and NYSE, the Compensation Committee engaged Compensia as compensation consultants. In 2015, the Compensation Committee requested that Compensia, as part of its engagement:

•	assist in refining our compensation strategy and in the design of the annual and long-term incentive compensation plans for our senior personnel;

•	evaluate the efficacy of our compensation practices in supporting and reinforcing our long-term strategic goals;

•	provide advice with respect to compensation best practices and market trends for our senior personnel and members of our Board of Directors;

•	evaluate our compensation peer group to be used in the development of competitive compensation levels and practices;

•	evaluate the competitiveness of our executive and director compensation programs;

•	provide ad hoc advice and support throughout the year; and

•	assist with the development of our executive compensation-related disclosure in consultation with our outside legal advisers.

The Compensation Committee also asked Compensia to review the comparative group of companies developed in 2014, recommend any changes or updates to that group of companies and perform analyses of competitive performance and compensation levels for that group of companies for 2015. Compensia presented its analysis to the Compensation Committee for its consideration. Management also evaluated the analysis and provided input for the Committee’s consideration. Following an active dialogue with Compensia and management, the Compensation Committee established the 2015 executive compensation program discussed in the Compensation Discussion and Analysis section of this Proxy Statement.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, as circumstances warrant, the Compensation Committee also considers matters, at various meetings throughout the year related to individual compensation (such as compensation for new executive hires), as well as high-level strategic compensation issues, such as the general efficacy of our compensation strategy, potential modifications to that strategy, retention and performance-specific compensation requirements and new trends, plans or approaches to compensation among our peer group or more generally. Generally, the Compensation Committee’s annual compensation review process comprises two related elements: (1) the determination of compensation levels and (2) the establishment of performance objectives for the current year. For executive officers other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. As part of its deliberations, the Compensation Committee may review and consider materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies, as appropriate.
The specific determinations of the Compensation Committee with respect to executive compensation for 2015 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

Compensation Committee Report (1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
H. Raymond Bingham
John H. Kispert
Wayne B. Lowell
_______________________

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee
The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the NYSE listing standards. The functions of the Nominating and Corporate Governance Committee include:

•	reviewing periodically and evaluating director performance on the Board and its applicable committees, and recommending to the Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on the Board;

•	reviewing and recommending to the Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.
The Nominating and Corporate Governance Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance

Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and TriNet, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to TriNet during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In 2015, the Nominating and Corporate Governance Committee paid a fee to Heidrick & Struggles International, Inc. to assist in the process of identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder, including the minimum criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications with the Board
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. Any interested person may, however, communicate directly with the presiding lead director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on our website.
Business Ethics Policy
The Board has adopted a business ethics policy that applies to all of our corporate employees, executive officers and directors, including those executive officers responsible for financial reporting. Our business ethics policy is available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx. We intend to disclose any amendments to this policy, or any waivers of its requirements, on our website to the extent required by applicable SEC rules or stock exchange requirements.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Corporate Governance Guidelines are available on our website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement.
Our executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to substantially contribute to TriNet’s future success for the long-term benefit of stockholders and reward them for doing so. Accordingly, the Board and the Compensation Committee believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and our executive compensation program reflects this belief. As described more fully in the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement, our Named Executive Officers are compensated in a manner consistent with our compensation philosophy and the policies and practices described in this Proxy Statement. Some highlights, which are discussed further in the Compensation Discussion and Analysis, of the consistency between the compensation of our Named Executive Officers and our compensation philosophy are as follows:

•
Annual incentive and long-term incentive compensation represent a significant portion of our executive compensation program. This variable compensation is “at risk” and directly dependent upon the achievement of pre-established corporate goals or stock price appreciation to align the interests of our executives with the interests of our stockholders. In 2015, 83% of our Chief Executive Officer’s total direct compensation consisted of variable, at-risk components. With respect to the other continuing Named Executive Officers, 74% – 90% of their 2015 total direct compensation consisted of variable, at-risk components.

•
Annual cash incentive bonuses for 2015 were tied to meeting challenging target levels for Net Service Revenues and Adjusted EBITDA, as well as individual management business objectives. Based upon the level of achievement of the corporate financial objectives and management business objectives, and the Compensation Committee’s discretion to reduce bonuses based on actual company financial performance, no bonuses were awarded to our Named Executive Officers or our Chief Executive Officer.

•
For 2015, the Compensation Committee included performance stock unit (“PSU”) awards in the mix of equity vehicles to be granted to our executive officers. These PSU awards were intended to represent one-third of each executive’s annual long-term incentive compensation award value in 2015. For additional details regarding our 2015 PSU awards to executives, see “Long-Term Equity Incentive Awards” on page 30 of this Proxy Statement.

We urge you to read the Compensation Discussion and Analysis, as well as the related compensation tables and the accompanying narrative disclosure contained in this Proxy Statement for detailed information on our executive compensation program, including our compensation philosophy, policies and practices, as well as the processes the Compensation Committee used to determine the design and amounts of the compensation of our Named Executive Officers in 2015.
The Board believes that the information provided above and within the Compensation Discussion and Analysis, the related compensation tables and the accompanying narrative disclosure contained in this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that the interests of our Named Executive Officers are aligned with the interests of our stockholders to support long-term value creation.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our Named Executive Officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to TriNet’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or TriNet. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the 2016 Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executives, the next scheduled say-on-pay vote will be at the 2017 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the 2016 Annual Meeting. Ernst & Young has audited our financial statements since 1996. Representatives of Ernst & Young are expected to be present at the 2016 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of TriNet and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the 2016 Annual Meeting will be required to ratify the selection of Ernst & Young.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for 2015 and 2014 by Ernst & Young.

	Fiscal Year Ended December 31,
	2015	2014
	(in thousands)
Audit Fees(1)	$11,839	$2,670
Audit-related Fees(2)	183	1,826
Tax Fees(3)	1	231
Total Fees	$12,023	$4,727

(1)
Audit Fees included fees for professional services rendered for the audits of the Company’s 2015 and 2014 annual consolidated financial statements, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2015.

(2)
For 2014, Audit-related Fees included fees paid for services relating to our March 2014 initial public offering and September 2014 secondary public offering of common stock. For 2015, Audit-related Fees included due diligence services.

(3)	Tax fees include fees for tax compliance, tax advice and tax planning, and other tax services rendered in connection with the Company’s debt and equity financings.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally requires pre-approval in the specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 31, 2016, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our Named Executive Officers as defined in "Compensation Discussion and Analysis" on page 20 of this Proxy Statement;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TriNet Group, Inc., 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Holders:
David C. Hodgson(2)(3)	20,436,181	28.9%
Funds Affiliated with General Atlantic(3)	20,091,312	28.4%
Wellington Management Group LLP(4)	6,347,817	9.0%
Cadian Capital Management(5)	6,205,020	8.8%
Martin Babinec(6)	5,092,760	7.2%
FMR, LLC(7)	3,943,036	5.6%
Directors and Named Executive Officers:
Katherine August-deWilde(8)	168,752	*
Martin Babinec(6)	5,092,760	7.2%
H. Raymond Bingham(9)	385,799	*
Paul Chamberlain	1,756	*
Burton M. Goldfield(10)	1,817,448	2.6%
Kenneth Goldman(11)	196,016	*
Gregory L. Hammond(12)	208,428	*
David C. Hodgson(2)(3)	20,436,181	28.9%
John H. Kispert(13)	108,506	*
Wayne B. Lowell(14)	236,016	*
Brady Mickelsen(15)	19,847	*
William Porter(16)	1,001,746	1.4%
John Turner(17)	318,042	*
All executive officers and directors as a group (14 persons)(18)	29,991,297	42.4%

*	Less than one percent.

(1)
This table is based upon information supplied by executive officers, directors and certain principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated in the footnotes to this table, applicable percentages are based on 70,718,423 shares outstanding on March 31, 2016, adjusted as required by rules promulgated by the SEC. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2016, or issuable upon settlement of restricted stock units within 60 days of March 31, 2016, is deemed to be outstanding for computing the percentage ownership of the person holding these options or restricted stock units and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

(2)
Includes (i) the shares described in footnote 3 below, (ii) 60,000 shares issuable pursuant to stock options exercisable within 60 days after March 31, 2016 and (iii) 465 shares held by Mr. Hodgson's dependent. Mr. Hodgson disclaims beneficial ownership of all shares held by GA TriNet and HR Acquisitions except to the extent of his pecuniary interest therein.

(3)
Includes (i) 18,972,325 shares owned by GA TriNet, LLC (“GA TriNet”) and (ii) 1,118,987 shares owned by HR Acquisitions, LLC (“HR Acquisitions”). The members of GA TriNet are General Atlantic Partners 79, L.P., a Delaware limited partnership (“GAP 79”), General Atlantic Partners 84, L.P., a Delaware limited partnership (“GAP 84”), GAP-W, LLC, a Delaware limited liability company (“GAP-W”),

GapStar, LLC, a Delaware limited liability company (“GapStar”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), and GAPCO GmbH & Co. KG, a German limited partnership (“GAPCO KG”). The members of HR Acquisitions are GAP 84, GAP-W, GapStar, GAPCO CDA, GAPCO III, GAPCO IV and GAPCO KG (together with GAP 79, the “GA Funds”). General Atlantic GenPar, L.P. (“GA GenPar”) is the general partner of GAP 84 and the manager of GAP-W. General Atlantic LLC (“GA LLC”) is the general partner of GA GenPar, the general partner of GAP 79 and GAPCO CDA and the managing member of GAPCO III and GAPCO IV. GAPCO Management GmbH (“Management GmbH”) is the general partner of GAPCO KG. The Managing Directors of GA LLC (the “GA Managing Directors”) control the voting and investment decisions made by GAPCO KG and Management GmbH. The GA Managing Directors are Steven Denning (Chairman), William E. Ford (Chief Executive Officer), John Bernstein, J. Frank Brown, Gabriel Caillaux, Andrew Crawford, Mark Dzialga, Cory Eaves, Martin Escobari, Patricia Hedley, Rene Kern, Jonathan Korngold, Christopher Lanning, Jeff Leng, Anton Levy, Adrianna Ma, Thomas Murphy, Sandeep Naik, Andrew Pearson, Brett Rochkind, David Rosenstein, Philip Trahanas, Robbert Vorhoff and Mr. Hodgson, who is a member of the Board. Certain GA Managing Directors are the members of GapStar. GA TriNet, HR Acquisitions, GAP 79, GAP 84, GAP-W, GAPCO III, GAPCO IV, GAPCO CDA, GAPCO KG, GapStar, Management GmbH, GA GenPar and GA LLC are a “group” within the meaning of Rule 13d-5 of the Exchange Act. The GA Managing Directors may be deemed to share voting and dispositive power with respect to shares and interests held by the GA Funds. The GA Funds control GA TriNet and HR Acquisitions by virtue of their ownership of all of the interests of GA TriNet and HR Acquisitions. Consequently, GA TriNet and HR Acquisitions, the GA Funds, GA LLC and GA Managing Directors may, from time to time, consult among themselves and coordinate the voting and disposition of the shares held by GA TriNet and HR Acquisitions. The mailing address of the foregoing General Atlantic entities is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055. The mailing address of GAPCO KG and Management GmbH is c/o General Atlantic GmbH, Maximilianstrasse 35b, 80539 Munich, Germany.

(4)
Based on information supplied by Wellington Management Group, LLP in a Schedule 13G filed with the SEC on February 11, 2016. According to the Schedule 13G, Wellington Management Group, LLP, is an investment adviser and the securities are owned by its clients, and Wellington Management Group, LLP has shared power to vote or direct the vote of 5,590,388 shares and shared power to dispose or to direct the disposition of all 6,347,817 shares as of December 31, 2015. The address of Wellington Capital Management Company, LLP is 280 Congress Street, Boston, Massachusetts, 02210.

(5)
Based on information supplied by Cadian Capital Management, LP in a Schedule 13G filed with the SEC on February 12, 2016. Cadian Capital Management, LP has shared power to vote or direct the vote and shared power to dispose or to direct the disposition of all 6,205,020 shares as of December 31, 2015. The address of Cadian Capital Management, LP is 535 Madison Avenue, 36th Floor, New York, New York, 10022.

(6)
Includes (i) 4,217,036 shares held by Martin and Krista Babinec, Trustees of The Babinec Family Trust, for which Mr. Babinec has sole voting and investment power, (ii) 855,724 shares held by the Babinec 2008 Children’s Trust, for which Mr. Babinec shares voting and investment power and (iii) 20,000 shares held by Babinec Foundation, Inc., for which Mr. Babinec has sole voting and investment power.

(7)
Based on information supplied by FMR, LLC in a Schedule 13G filed with the SEC on February 12, 2016. FMR, LLC has sole power to vote or direct the vote of 33,100 shares and sole power to dispose or to direct the disposition of all 3,943,036 shares as of December 31, 2015. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts, 02210.

(8)
Includes (i) 3,336 shares issuable pursuant to stock options exercisable within 60 days after March 31, 2016 and (ii) 165,416 shares held by DeWilde Family Trust dated June 21, 1990, for which Ms. August-deWilde shares voting and investment power.

(9)
Includes (i) 90,000 shares issuable pursuant to stock options exercisable within 60 days after March 31, 2016 and (ii) 295,799 shares held by the Raymond and Kristin Bingham Revocable Trust u/a/d 9/16/04, for which Mr. Bingham shares voting and investment power.

(10)
Includes (i) 269,351 shares issuable pursuant to stock options exercisable within 60 days after March 31, 2016, (ii) 10,793 restricted stock units which vest within 60 days after March 31, 2016 (iii) 1,312,990 shares held by Burton M. Goldfield and Maud Carol Goldfield, Trustees of the Burton M. and Maud Carol Goldfield Trust u/a/d 12/6/00, for which Mr. Goldfield shares voting and investment power and (iv) 150,000 shares held by Burton M. Goldfield and Carol Maud Goldfield, Trustees of the Alec Thunder Goldfield 2011 Irrevocable Trust, for which Mr. Goldfield shares voting and investment power.

(11)
Includes (i) 60,000 shares issuable pursuant to stock options exercisable within 60 days after March 31, 2016 and (ii) 136,016 shares held by the Goldman-Valeriote Family Trust dated 11/15/95, for which Mr. Goldman shares voting and investment power.

(12)
Mr. Hammond retired from TriNet in June 2015. The information presented is based on information known at the time of Mr. Hammond's retirement in June 2015, which includes 208,428 shares held by the Gregory Lewis Hammond Living Trust, for which Mr. Hammond has sole voting and investment power.

(13)
Includes (i) 39,990 shares issuable pursuant to stock options exercisable within 60 days after March 31, 2016 and (ii) 68,516 shares held by the Kispert Family Trust, for which Mr. Kispert shares voting and investment power.

(14)
Includes (i) 20,000 shares issuable pursuant to stock options exercisable within 60 days after March 31, 2016 and (ii) 216,016 shares held by the Wayne and Nan Lowell Revocable Trust dated February 2, 1991, for which Mr. Lowell shares voting and investment power.

(15)	Includes 4,924 restricted stock units which vest within 60 days after March 31, 2016.

(16)
Includes (i) 104,000 shares in each of three irrevocable trusts, for a total of 312,000 shares, for which Mr. Porter has sole voting and investment power, (ii) 146,420 shares issuable pursuant to stock options exercisable within 60 days after March 31, 2016 and (iii) 2,325 restricted stock units which vest within 60 days after March 31, 2016.

(17)
Includes (i) 205,219 shares issuable pursuant to stock options exercisable within 60 days after March 31, 2016, (ii) 3,739 restricted stock units which vest within 60 days after March 31, 2016 and (iii) 109,084 shares held by the Turner 2000 Revocable Trust, for which Mr. Turner shares voting and investment power.

(18)
Consists of (i) 29,075,200 shares held by the directors and executive officers, (ii) 894,316 shares issuable pursuant to stock options held by such persons that are exercisable within 60 days after March 31, 2016 and (iii) 21,781 restricted stock units held by such persons that will vest within 60 days after March 31, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that (i) in a Form 4 that was filed by Mr. Hodgson on October 15, 2015 (otherwise timely disclosing transactions in our common stock), he disclosed that his dependent disposed 35 shares of our common stock on September 4, 2015, which disclosure was inadvertently not reported at the time of sale and (ii) in a Form 4 that was filed by Mr. Kispert on February 9, 2016, he disclosed the transfer of 62,500 shares of our common stock on December 17, 2014 to the Kispert Family Trust, which disclosure was inadvertently not reported at the time of the transfer.

EXECUTIVE OFFICERS

The following table sets forth certain formation with respect to our executive officers as of March 31, 2016. Biographical information with regard to Mr. Goldfield is presented under “Proposal No. 1-Election of Directors” in this Proxy Statement.

Name	Age	Position(s)

Burton M. Goldfield	60	President, Chief Executive Officer and Director
William Porter	61	Vice President and Chief Financial Officer
Edward Griese	53	Senior Vice President of Insurance Services
Brady Mickelsen	45	Senior Vice President, Chief Legal Officer and Secretary
John Turner	51	Senior Vice President of Sales

William Porter has served as our Chief Financial Officer since August 2010. Prior to joining us, Mr. Porter was most recently at Cadence Design Systems, Inc., a computer-aided design company, where he served in a series of executive roles over a 15-year period, including Chief Financial Officer from 1999 to 2008 and Executive Vice President and Chief Administrative Officer from April 2008 to October 2008. Prior to Cadence, Mr. Porter spent six years at Apple Inc., where he held various accounting, reporting and operational roles. He began his career at Arthur Andersen, where he served small and medium-sized businesses and high-tech clients and gained experience in accounting, audits, business consulting and mergers and acquisitions. Mr. Porter holds a B.S. in Accounting and an M.B.A. in Finance, both from UC Berkeley.

Edward Griese has served as our Senior Vice President of Insurance Services since February 2016. Prior to joining us, from 2014 to 2015, he served as President and Chief Executive Officer of Health First Health Plans, Inc., a subsidiary of Health First, Inc., providing multiple commercial and Medicare health plans for Health First’s fully integrated health system in Central Florida. Prior to Health First, from 2012 to 2014, Mr. Griese was Managing Director and Partner of Alvarez & Marsal, a leading global professional services firm focused on performance improvement and business advisory services. From 2004 to 2012, Mr. Griese worked for Munich Re Group, one of the world’s largest reinsurers, in various roles, most recently as President of Munich Health North America. Prior to that, he served as Managing Director and Chief Operating Officer of Paramount Health, a subsidiary of Munich Re in Mumbai. Mr. Griese has also held executive positions for Cigna International, a global health insurance services company and UnitedHealthcare International, a provider of health solutions for globally mobile employees, based in Munich. Mr. Griese holds a B.A. in Accounting from Gustavus Adolphus College.

Brady Mickelsen has served as our Senior Vice President, Chief Legal Officer and Secretary since June 2015. Prior to joining us, Mr. Mickelsen was an M&A/corporate partner at White & Case LLP from 2010 to 2015. From 2005 to 2010, Mr. Mickelsen was Vice President and Associate General Counsel at Oracle Corporation, where he was responsible for the corporate, securities and acquisitions group within the legal department. Mr. Mickelsen holds a B.A. in Public Policy from Stanford University and a J.D. from the University of Chicago Law School.

John Turner has served as our Senior Vice President of Sales since April 2012. From 2011 to 2012, Mr. Turner was Vice President of American Sales at FalconStor Software, Inc., a provider of data protection and storage virtualization solutions. From 2004 to 2011, Mr. Turner also served as the Vice President of Sales for Symantec Corporation, a security software company. Mr. Turner joined

Symantec in connection with its acquisition of VERITAS, where he served as the Senior Director for Western U.S., Emerging Solutions. Prior to joining VERITAS, he was Vice President of Sales for Gartner CIO Programs. Mr. Turner holds a B.S. in Marketing with a minor in International Relations from Santa Clara University and an M.B.A. from San Jose State University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding the 2015 compensation of our principal executive officer, our principal financial officer, the two executive officers (other than our principal executive officer and principal financial officer) who were our most highly-compensated executive officers as of the end of 2015, and the one additional executive officer who would have been one of the three most highly compensated executive officers (other than our principal executive officer and principal financial officer) but for the fact that the person was not an executive officer at the end of the last completed fiscal year. These executive officers were our Named Executive Officers (the “Named Executive Officers”) for 2015:

•	Burton M. Goldfield, our President and Chief Executive Officer (our “CEO”);

•	William Porter, our Vice President and Chief Financial Officer (our “CFO”);

•	Brady Mickelsen, our Senior Vice President, Chief Legal Officer and Secretary (our “Chief Legal Officer”);

•	John Turner, our Senior Vice President, Sales; and

•	Greg Hammond, who retired from his position as Executive Vice President, Chief Legal Officer and Secretary, effective June 21, 2015.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended December 31, 2015. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for the Named Executive Officers in 2015, and discusses the key factors that the Compensation Committee considered in determining the compensation of our executive officers.
Business Overview
TriNet Group Inc., or TriNet or the Company, is a leading provider of comprehensive human resources, or HR, solutions for small to midsize businesses, under a co-employment model. Our HR solutions are designed to manage an increasingly complex set of HR regulations, costs, risks and responsibilities for our clients, allowing them to focus on operating and growing their core businesses. Our bundled HR solutions include offerings such as:

•	multi-state payroll processing and tax administration;

•	employee benefits programs, including health insurance and retirement plans;

•	workers compensation insurance and claims management;

•	federal, state and local labor, employment and benefit law compliance;

•	risk mitigation, including employment practices claims management;

•	expense and time management; and

•	human capital consulting.
Our proprietary, cloud-based HR software systems are used by our clients and their employees, whom we refer to as worksite employees, to efficiently store and manage their core HR-related information and conduct a variety of HR-related transactions anytime and anywhere.
In addition, our expert teams of in-house HR professionals also provide additional services upon request to support various stages of our clients' growth, including talent management, recruiting and training, performance management consulting or other consulting services (with an incremental charge for such services).
As of December 31, 2015, we served over 12,700 clients in all 50 states, the District of Columbia and Canada, co-employed more than 324,000 worksite employees and had processed over $31 billion in payroll and payroll tax payments for clients on our systems in 2015. Our clients are distributed across a variety of industries, including technology, life sciences, not-for-profit, professional services, financial services, property management, retail, manufacturing, and hospitality. Our sales and marketing, client services and product development teams are increasingly focused on specific industry verticals. This verticalized approach gives us a deeper understanding of the HR needs facing small to midsize businesses in particular industries, which better enables us to provide HR solutions and services tailored to the specific needs of clients in these verticals.

2015 Business Highlights
In 2015, we saw increased adoption of our HR solutions across our target markets. These accomplishments were reflected in the following financial results for 2015:

•	Total revenues were $2.7 billion, representing a 21% increase compared to $2.2 billion in fiscal 2014;

•	Total worksite employees as of December 31, 2015 increased 13% from December 31, 2014, to approximately 324,000;

•	Net Service Revenues (as defined below under “Annual Cash Incentive Compensation”) were $546.9 million, representing a 8% increase compared to $507.2 million in fiscal 2014;

•	Adjusted EBITDA (as defined below under “Annual Cash Incentive Compensation”) was $151.3 million, representing an 8% decrease compared to $165.3 million in fiscal 2014; and

•	Net income was $31.7 million, or $0.44 per diluted share, compared to net income of $15.5 million, or $0.22 per diluted share, in fiscal 2014.

2015 Executive Compensation Actions
The focus of our executive compensation program is to target cash compensation levels and to align our long-term incentive compensation awards with our business objectives and the creation of long-term stockholder value. To accomplish the purposes of our compensation program, the Compensation Committee monitors the various compensation components and makes determinations on the appropriate approach based on then-available information and as circumstances require.
For example, in 2015, the Compensation Committee determined that it was in our best interests to shift from our practice of granting equity awards solely in the form of stock options to a more balanced mix of equity vehicles, including time-based equity awards and performance-based equity awards linked to our revenue growth targets over a three-year period. Based on the information available at the time, the Compensation Committee concluded that this approach was consistent with our objectives of aligning the interests of the Named Executive Officers with our business objectives and the creation of long-term value for our stockholders. The Compensation Committee will continue to review the appropriate mix of equity as part of its evaluation of our compensation philosophy and program objectives as circumstances require.
The Compensation Committee and, in the case of our CEO, the independent members of our Board of Directors, took the following 2015 compensation actions for the Named Executive Officers:

•
Adjusted the annual base salary and bonus opportunities of our CEO and each of the other Named Executive Officers (other than Mr. Mickelsen and Mr. Hammond), based on their individual performance, with the goal of providing total target cash compensation that is competitive with that of similarly situated executives at companies that are comparable to us. Mr. Mickelsen joined us in June 2015 and, therefore, did not receive an adjustment to his base salary or bonus opportunities in 2015. Mr. Hammond retired from TriNet in June 2015 and did not receive any adjustment to his base salary or bonus opportunities in 2015;

•
Awarded no annual bonuses to our CEO or any of our other Named Executive Officers for 2015, based upon the level of achievement of the corporate financial objectives and management business objectives, and utilizing the Compensation Committee’s discretion to further reduce bonuses based on individual and company financial performance; and

•
Awarded a mix of PSU awards, restricted stock units ("RSU") awards and stock options to the Named Executive Officers (other than Mr. Mickelsen and Mr. Hammond), with PSUs, RSUs and stock options each representing one-third of each executive officer's annual long-term incentive compensation award value. Mr. Mickelsen received RSUs and stock options as part of his new hire grant when he joined us in June 2015. Mr. Hammond retired from TriNet in June 2015 and did not receive any equity awards in 2015. For more information about the terms of the PSU awards granted to the Named Executive Officers in 2015, see “Long-Term Equity Incentive Awards” on page 30 of this Proxy Statement.

Executive Compensation-Related Policies and Practices
We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2015, we maintained the following executive compensation policies and practices to drive performance and either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do

•
The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.

•
The Compensation Committee is authorized to engage and retain its own advisors. During 2015, the Compensation Committee engaged Compensia, Inc. to assist with its responsibilities. Other than with respect to its engagement by the Compensation Committee, Compensia performs no consulting or other services for us.

•
The Compensation Committee conducts an annual review of our executive compensation strategy, including a review of the compensation peer group used for comparative purposes, and, to help avoid creating any risks that would be reasonably likely to have a material adverse effect on us, an annual review of our compensation-related risk profile.

•
The Compensation Committee designs the equity awards granted to the Named Executive Officers and our other employees to vest or be earned over multi-year periods, which is consistent with current market practice, and is consistent with our long-term value creation goals and retention objectives.

•	The Compensation Committee provides modest amounts of perquisites and other personal benefits to the Named Executive Officers which serve a sound business purpose.

•
The Compensation Committee requires that all change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they first require both a change-in-control of our Company and a qualifying termination of employment before a Named Executive Officer is eligible to receive any such payments and benefits).

•
The Company prohibits our employees, executive officers and members of our Board of Directors from the trading of put or call options or short sales in our equity securities or engaging in any other hedging transactions with respect to our equity securities. In addition, we prohibit our employees, executive officers and members of our Board of Directors from pledging their equity securities or using such securities as collateral for a loan.

•
The Board of Directors reviews the risks associated with our executive officer and other senior personnel positions on a regular basis so that we have an adequate succession strategy and plans are in place for our most critical positions.

What We Do Not Do

•	The Company does not offer pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans to the Named Executive Officers.

•	The Company does not provide any tax reimbursement payments or “gross-ups” in connection with any severance or change-in-control payments to the Named Executive Officers.
Compensation Philosophy, Objectives and Design
Compensation Philosophy
We operate in a highly competitive, rapidly evolving industry. To succeed in this environment, we must attract and retain a highly talented executive team, including executive officers with strong leadership skills who can run our business functions, achieve results that meet our clients’ objectives, and sell our services. We have designed our executive compensation program to accomplish these goals, while at the same time fostering a “pay for performance” environment that aligns the long-term interests of the Named Executive Officers with the interests of our stockholders.
Compensation Program Objectives
Our executive compensation program is designed to:

•	attract and retain talented and experienced executive officers, who possess the knowledge, skills, and leadership criteria critical to our success;

•	motivate these executive officers to achieve our business objectives and uphold our core values;

•	promote teamwork within the executive team, while also recognizing the unique role each executive officer plays in our success; and

•	ensure the alignment of the long-term interests of our executive officers with the interests of our stockholders.
As a newly-public company, we will continue to evaluate our compensation philosophy and program objectives as circumstances require. We expect the Compensation Committee to review our executive compensation program and related policies and practices as appropriate, to ensure that they reinforce our annual and long-term objectives and to ensure that we are able to attract, reward, and retain the highly-talented executive team that is critical to our success.

Compensation Program Design
The Named Executive Officers receive total compensation opportunities consisting primarily of a combination of:

•	base salary;

•	annual cash incentive compensation; and

•	long-term equity incentive awards.
The Named Executive Officers also participate in the standard employee benefit plans available to most of our U.S. employees, and receive a small amount of additional benefits and perquisite reimbursements. In addition, the Named Executive Officers are eligible for certain post-employment (severance and change in control) payments and benefits under certain circumstances.
Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee oversees our executive compensation and other compensation and benefit programs, administers our equity compensation plans, and reviews and approves annually the compensation decisions relating to the Named Executive Officers and other senior personnel.
For 2015, the Compensation Committee reviewed our executive compensation program, including our incentive compensation plans and arrangements to ensure that they were appropriate, properly coordinated, and able to achieve their intended purposes. Further, the Compensation Committee reviewed market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee, from time to time, may approve changes in our executive compensation program.
The factors considered by the Compensation Committee in determining executive compensation for 2015 included:

•	the recommendations of our CEO (except with respect to his own compensation);

•	our corporate growth and other elements of financial performance;

•	the individual achievement of each executive officer against the executive officer’s management objectives;

•	a review of the relevant competitive market data (as described below);

•	the expected future contribution of the individual executive officer;

•	internal pay equity based on the impact on our business and performance;

•	the executive officer’s existing equity awards and stock holdings; and

•	the potential dilutive effect of new equity awards on our stockholders.
The Compensation Committee considered these factors both when making decisions with respect to individual pay elements and with respect to total compensation opportunities. The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in making its compensation decisions. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of our Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making decisions regarding executive compensation and our executive compensation program.
The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which will be reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company’s website at http://investor.trinet.com/company/investors-relations/governance/documents-charters/default.aspx.
Role of Management
Our CEO works closely with the Compensation Committee in determining the compensation of the Named Executive Officers and certain other senior personnel. Our CEO reviews the performance of the Named Executive Officers and these other senior personnel, and then shares those evaluations and makes recommendations to the Compensation Committee for each element of compensation.
Our CEO also works with our CFO, Chief Legal Officer and Human Resources Department to recommend the structure of our long-term incentive programs, and to identify and develop corporate and individual performance objectives for such plans, and to evaluate actual performance against the selected measures. Our CEO also makes recommendations on new hire compensation packages of our Named Executive Officers and certain other senior personnel.

While the Compensation Committee solicits and considers our CEO’s recommendations (except with respect to his individual compensation), it only uses these recommendations as one of several factors in making its decisions with respect to the compensation of the Named Executive Officers and other senior personnel. In all cases, the final decisions on compensation matters are made by the Compensation Committee. Moreover, no Named Executive Officer or other employee participates in the determination of the amounts or elements of such individual’s own compensation.
At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting, including meetings at which the Compensation Committee’s compensation consultant is present.

Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more external advisors, including compensation consultants, legal counsel, accounting, and other advisors, to assist it in performance of its duties and responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.
During 2015, the Compensation Committee engaged Compensia, Inc. to assist it in connection with its review, analysis, and determinations with respect to the compensation of our senior personnel, including the Named Executive Officers. The nature and scope of the services provided to the Compensation Committee by Compensia in 2015 were as follows:

•	assisted in refining our compensation strategy and design of the annual and long-term incentive compensation plans;

•	evaluated the efficacy of our compensation practices in supporting and reinforcing our long-term strategic goals;

•	provided advice with respect to compensation best practices and market trends;

•	evaluated our compensation peer group to be used in the development of competitive compensation levels and practices;

•	evaluated the competitiveness of our executive and director compensation programs;

•	provided ad hoc advice and support throughout the year; and

•	assisted with the development of our executive compensation-related disclosure in consultation with our outside legal advisers.
As part of its engagement, Compensia also assisted the Compensation Committee with the evaluation of the compensation peer group, and using this compensation peer group provided competitive market data and analysis relating to the compensation of our senior personnel, including the Named Executive Officers.
The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Compensia attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chair and with management as circumstances warrant. All decisions regarding the compensation of our Named Executive Officers, however, are made by the Compensation Committee.
Compensia reports directly to the Compensation Committee and does not provide any services directly to us or our management. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C and the applicable listing standards of The New York Stock Exchange, and concluded that that there are no conflicts of interest with respect to the work that Compensia performs for the Compensation Committee.
Use of Competitive Compensation Data
The Compensation Committee, assisted by Compensia, has developed a compensation peer group based on an evaluation of companies that it believed were comparable to us, taking into consideration the size of each company (based primarily on revenues and market capitalization) and the following additional factors:

•	the comparability of the company’s business model;

•	the company’s business services focus;

•	the comparability of the company’s organizational complexities and growth attributes; and

•	the comparability of the company’s operational performance.

In December 2014, Compensia, at the direction of the Compensation Committee, evaluated the existing compensation peer group and recommended to the Compensation Committee the following peer group to consist of 17 publicly-traded business services and related technology companies, which the Compensation Committee subsequently approved. The selected companies had revenues ranging from approximately $616 million to approximately $2.6 billion, with a median of $1.8 billion, and market capitalizations ranging from approximately $769 million to approximately $16.5 billion, with a median $3.8 billion. The companies comprising this compensation peer group are as follows:

American Equity Investment	Insperity	Synopsys
Cadence Design Systems	MAXIMUS	Total System Services
Convergys	Mentor Graphics	Vantiv
Fair Isaac	Paychex	Workday
Gartner	PTC	RCS Capital
TIBCO
This compensation peer group (with the exception of RCS Capital and TIBCO) was used by the Compensation Committee in connection with its annual review of our executive compensation program in February and March 2015 and March 2016.
We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or annual or long-term incentive compensation, upon any type of benchmarking to a peer or other representative group of companies. Rather, the Compensation Committee believes that information regarding the compensation practices at other companies is useful as a reference point for its compensation decisions in two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. As noted in “Compensation-Setting Process – Role of Compensation Committee” on page 23 of this Proxy Statement. this information is only one of several factors that the Compensation Committee considers, in making its decisions with respect to the compensation of our senior personnel, including our Named Executive Officers.

Compensation Elements
Our executive compensation program consists primarily of three elements: base salary, annual cash incentive compensation, and long-term equity incentive awards, as described in the following table:

Compensation Element	What This Element Rewards	Purpose and Key Features of Element

Base salary	Individual performance, level of experience, expected future performance and contributions
Provides competitive level of fixed compensation determined by the market value of the position, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position

Annual cash incentive compensation	Achievement of pre-established corporate and individual performance objectives
Motivate executive officers to achieve (i) corporate financial performance objectives during the year, (ii) individual management objectives, and (iii) for some participants, departmental objectives tied to the department’s financial performance

Generally, performance levels are established to incentivize our executive officers to achieve or exceed performance objectives. For example, payouts for 2015 could range from 0% to 100% for achievement of all “target” objectives and 150% to 175% for achievement of all “maximum” objectives (with payouts scaled between all those levels)

Long-term equity incentive awards (mix of equity vehicles to be granted)
Creation of sustainable stock price appreciation over a multi-year period through successful execution of long-term financial and strategic objectives

Vesting requirements promote retention of executive officers

Grants of options to purchase shares of common stock that vest over four years and provide an at-risk variable pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our common stock, and the options may only be exercised over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value.

Grants of time based RSUs that vest over four years and provide an at-risk variable pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our common stock, and the RSUs may only vest over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value.

Grants of PSU awards, with the shares of our common stock subject to such awards to be earned over a three-year performance period based on our actual results as measured against target levels for cumulative annual revenue growth. First, the multi-year performance period reinforces our compensation philosophy of paying for performance and setting performance objectives that encourage the successful execution of our long-term business strategy. In addition, the selected performance measure—cumulative annual revenue growth—we believe is an appropriate measure for our current stage of development as it represents a rigorous means of evaluating our performance over the next several years and assessing whether we have achieved our objective of creating long-term stockholder value.

Our executive officers also participate in several Company-wide employee benefit plans, which are consistent with the arrangements offered to other U.S. employees. Finally, our executive officers are eligible to receive a modest level of perquisites and other personal benefits and certain post-employment compensation arrangements.
Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable executive team. Base salaries for the Named Executive Officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.
Generally, we establish the initial base salaries of the Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account such individual’s position, qualifications, experience, prior salary level, and the base salaries of the other Named Executive Officers.
Thereafter, the Compensation Committee reviews the base salaries of the Named Executive Officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In February and March 2015, the Compensation Committee reviewed the base salaries of the Named Executive Officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own compensation), as well as the other factors described above. The Compensation Committee believed that our 2014 salaries were low because as a private company, we had strived to preserve cash, meaning salaries were generally below median based on our compensation peer group in favor of a heavier emphasis on equity compensation. Following this review, the Compensation

Committee decided to adjust the base salaries of the Named Executive Officers to better reflect competitive market conditions, effective April 1, 2015, other than Mr. Hammond, whose base salary remained unchanged. The base salaries of the Named Executive Officers for 2014 and 2015 were as follows:

Named Executive Officer	2015 Base Salary	2014 Base Salary
Burton M. Goldfield	$725,000	$600,000
William Porter	$410,000	$350,000
Brady Mickelsen	$375,000	$—
John Turner	$350,000	$300,000
Gregory L. Hammond	$310,000	$310,000
The base salaries of the Named Executive Officers during 2015 are also set forth in the Summary Compensation Table below.
Annual Cash Incentive Compensation
We use annual cash bonuses paid under our Executive Bonus Plan to motivate the Named Executive Officers to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses constitute a significant percentage of the target total direct compensation opportunity of the Named Executive Officers.
Under the Executive Bonus Plan, annual cash bonuses are awarded based on the achievement of Company-wide financial objectives and departmental and individual management business objectives (“MBOs”) selected by the Compensation Committee. The Compensation Committee reviews the performance of each of the Named Executive Officers relative to such individual’s target annual cash bonus opportunity objectives at its regularly scheduled February meeting, which is typically its first meeting following the end of our fiscal year. Based on this review, the Compensation Committee determines and approves the annual cash bonuses for each of the Named Executive Officers.
Target Cash Bonus Opportunities
The target cash bonus opportunities for each of the Named Executive Officers under the Executive Bonus Plan for 2015 (the “2015 Executive Bonus Plan”), expressed as a fixed dollar amount, were as follows:

Named Executive Officer	Annualized Target Cash Bonus Opportunity(1)
Burton M. Goldfield	$725,000
William Porter	$300,000
Brady Mickelsen	$230,000
John Turner	$350,000
Gregory L. Hammond	$160,000

(1)	Mr. Mickelsen's actual target cash bonus opportunity for 2015 was prorated based on his start date in June 2015.

Weighting of Cash Bonus Opportunities
The Compensation Committee considered Company-wide financial performance, as well as departmental and individual achievement, when determining annual cash bonuses under the 2015 Executive Bonus Plan. The weighting of the cash bonus opportunities between the Company-wide financial objectives and individual MBOs was as follows:

Named Executive Officer	Weighting of Company-Wide Financial Objectives	Weighting of Individual Management Business Objectives
Burton M. Goldfield	75%	25%
William Porter	75%	25%
Brady Mickelsen	50%	50%
John Turner	50%	50%
Gregory L. Hammond	50%	50%
These allocations were determined to be appropriate by the Compensation Committee (and, in the case of our CEO, by the independent members of our Board of Directors) due to the greater responsibility of our CEO and CFO for the overall direction and success of our business.
Corporate Financial Objectives
The financial measures selected by the Compensation Committee for the 2015 Executive Bonus Plan were Net Service Revenues and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). The Compensation Committee believed these two performance measures were appropriate for our business because they provided a balance between growing revenue and managing our expenses, which it believes best measures short-term performance.
For purposes of the 2015 Executive Bonus Plan, these financial measures were calculated after applying adjustments to the applicable GAAP financial measures as follows:

•
“Net Service Revenues” meant the sum of professional service revenues and Net Insurance Service Revenues (which was defined to mean insurance service revenues less insurance costs, which include the premiums we pay to insurance carriers for the health and workers compensation insurance coverage provided to our clients and worksite employees and the reimbursements we pay to the insurance carriers for claim payments within our insurance deductible layer).

•
“Adjusted EBITDA” meant net income (loss), excluding the effects of our income tax provision (benefit), interest expense, depreciation, amortization of intangible assets and stock-based compensation expense.

Under the 2015 Executive Bonus Plan, actual bonuses were determined by reference to a matrix to measure the effects of overachievement or underachievement of the two corporate financial measures, as follows:

•
For each 1.5% increase or decrease in actual Net Service Revenues against the target level established for this measure, there was to be a corresponding 10% increase or decrease in the amount of the cash bonus (or, in the case of Mr. Turner, 15%).

•
For each 0.8% increase or 1.0% decrease in actual Adjusted EBITDA against the target level established for this measure, there was to be a corresponding 10% increase or decrease in the amount of the cash bonus (or, in the case of Mr. Turner, 15%).

The Compensation Committee also established a target Adjusted EBITDA level as a percentage of our Net Service Revenues goal. For purposes of the 2015 Executive Bonus Plan, no bonus was payable if we achieved less than 92.5% of the target Adjusted EBITDA level as a percentage of Net Service Revenues. Further, no bonus was payable, even at higher performance levels, if performance was below target levels for both Adjusted EBITDA and Net Service Revenues. The maximum bonus payable to any executive officer based on company-wide financial objectives was 200% of such executive officer’s target cash bonus opportunity (235% in the case of Mr. Turner).
The Compensation Committee established the following target levels for each of the financial measures under the 2015 Executive Bonus Plan for the Named Executive Officers:

Financial Measure	2015 Target Level
Net Service Revenues	$600.1 million
Adjusted EBITDA	$202.0 million
Adjusted EBITDA as a percentage of Net Service Revenues	33.67%

Management Business Objectives
In addition to the corporate financial objectives, the annual cash bonuses payable to the Named Executive Officers were also based on each such individual’s achievement against the management business objectives (“MBOs”) established for the year. The MBOs may be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focus on key departmental or operational objectives or functions. Most of the MBOs are intended to provide a set of common objectives that facilitate collaborative management and engagement, although the Named Executive Officers may also be assigned individual goals. In all cases, the MBOs are intended to be challenging, but attainable, and designed to provide annual cash bonus awards that reflect meaningful performance.
In the case of his direct reports, their MBOs were determined by our CEO and then reviewed and approved by the Compensation Committee. In the case of our CEO, his MBOs were determined by the independent members of our Board of Directors, based on recommendations made both by the CEO and the members of the Compensation Committee.
The Compensation Committee established a number of MBOs and corresponding measurement metrics under the 2015 Executive Bonus Plan for the Named Executive Officers, including the following: improving the overall customer experience, strengthening the sales force, executing on our vertical product strategy, enhancing our platform for product delivery and internal process improvement and pursuing potential acquisition opportunities that would help us grow or expand our product and service offerings.

2015 Performance Results and Bonus Decisions
In March 2016, the Compensation Committee determined that our actual achievement with respect to the corporate financial objectives under the 2015 Executive Bonus Plan was as follows:

Performance Measure	2015 Target Level	2015 Actual Result
Net Service Revenues	$600.1 million	$546.9 million
Adjusted EBITDA	$202.0 million	$151.3 million
Adjusted EBITDA as a percentage of Net Service Revenues	33.67%	27.67%
Based on these results, the Compensation Committee determined that each Company-wide financial objective for 2015 had been achieved at a level that resulted in no payout under the 2015 Executive Bonus Plan with respect to the financial objectives.
The Compensation Committee also reviewed the MBOs of each Named Executive Officer and determined that the MBOs had been attained at the following percentage levels, based on an average percentage of achievement and weight of each MBO:

Named Executive Officer	Management Business Objectives Attainment Level
Burton M. Goldfield	20%
William Porter	20%
Brady Mickelsen	20%
John Turner	20%
Gregory L. Hammond(1)	N/A

(1)	Mr. Hammond retired from his position as Executive Vice President, Chief Legal Officer and Secretary, effective June 21, 2015.
Although the Compensation Committee determined that each of the Named Executive Officers had achieved 20% of his MBOs, based on the Compensation Committee's review of our overall performance, the performance of our various business units, and the individual performance of each Named Executive Officer for 2015 against the corporate financial objectives and the departmental and individual MBOs described above, and in accordance with its belief that there should be a strong relationship between pay and corporate performance, the Compensation Committee determined, in its discretion, to not award any annual cash bonuses for the Named Executive Officers, as reflected in the table below:

Named Executive Officer	Annualized Target Cash Bonus Opportunity(1)	Amount Related to Company-wide Financial Objectives	Amount Related to MBOs	Actual Cash Bonus	Percentage of Target Cash Bonus Opportunity
Burton M. Goldfield	$725,000	$—	$—	$—	—%
William Porter	$300,000	$—	$—	$—	—%
Brady Mickelsen	$230,000	$—	$—	$—	—%
John Turner	$350,000	$—	$—	$—	—%
Gregory L. Hammond(2)	$160,000	$—	$—	$—	—%

(1)	While the information in this column is annualized, Mr. Mickelsen's actual target cash bonus opportunity for 2015 was prorated based on his start date in June 2015.

(2)	Mr. Hammond retired from his position as Executive Vice President and Chief Legal Officer effective June 21, 2015.
As a result, no annual cash bonuses for the Named Executive Officers for 2015 are set forth in the Summary Compensation Table below.
Long-Term Equity Incentive Awards
We believe that if the Named Executive Officers own shares of our common stock in amounts that are significant to them, they will have an incentive to act to maximize long-term stockholder value. We also believe that equity compensation is an integral component of our efforts to attract and retain exceptional senior personnel.
For 2015, the Compensation Committee added PSU awards and RSU awards to the mix of equity vehicles to be granted to certain of the Named Executive Officers. While the Compensation Committee had historically used stock options as the primary vehicle for providing long-term incentive compensation opportunities to the Named Executive Officers, it determined that, as a publicly-traded company, the introduction of PSU awards and RSU awards into our mix of long-term equity incentives was consistent with our objectives of retaining key talent in our industry and motivating the Named Executive Officers to focus their efforts on the creation of sustainable long-term value for our stockholders.
In March 2015, the Compensation Committee approved annual long-term incentive compensation awards to the Named Executive Officers (other than Mr. Hammond) comprised of one-third PSUs, one-third RSUs and one-third stock options. In determining the total value amount of each Named Executive Officer’s annual long-term incentive compensation award, the Compensation Committee took into consideration the anticipated future growth of the Company and each executive officer’s potential contributions to the successful execution of our long-term business objectives, as well as the factors described above. The Compensation Committee also considered the existing equity holdings of each Named Executive Officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives. Further, the Compensation Committee took into consideration the recommendations of our CEO (except with respect to his own equity award). The Compensation Committee also considered the dilutive effect of our long-term equity incentive award practices, and the overall impact that these awards, as well as awards to other employees, will have on stockholder value.
The 2015 PSU awards were designed to reflect the following features:

•	Performance Period – measurement of performance takes place at the end of one, two and three year periods

•	Performance Measure – performance targets were based on cumulative annual Net Service Revenue growth (“CAGR”)

•	Performance Range and Payout – the minimum, target and maximum payouts under the PSU awards are described in the following table:

	Minimum	Target	Maximum
Performance as a percentage of plan	12% revenue growth CAGR	15% revenue growth CAGR	20% revenue growth CAGR
Payout as a percentage of plan	0%(1) of target award shares	100%(1) of target award shares	200%(1) of target award shares

(1)
200% maximum potential earned amount tied to full three-year performance period; interim amounts that can be earned are capped at 150%. Payouts above and below the target level are to be scaled on a linear basis. Shares earned above target level with respect to first and second years of performance period to be subject to vesting for remainder of performance period.

The Compensation Committee believes that the design of the 2015 PSU awards is consistent with our compensation objectives for a number of reasons. First, the multi-year performance period reinforces our compensation philosophy of paying for performance and setting performance objectives that encourage the successful execution of our long-term business strategy. In addition, the Compensation Committee determined that the CAGR performance measure is an appropriate performance measure as it represents a means of evaluating our performance over multiple years and assessing whether we have achieved our objective of creating long-term stockholder value.
In March 2016, the Compensation Committee determined the actual number of shares earned under the 2015 PSU Awards by the CEO and certain eligible Named Executive Officers during the first measurement period of January 1, 2015 to December 31, 2015. The Compensation Committee determined the 2015 CAGR during the first measurement period was 8%, which was below the threshold performance goal of 12%. Therefore, none of the eligible Named Executive Officers were credited with any shares in connection with the first measurement period under the 2015 PSU awards. Under the terms of the 2015 PSU awards, the opportunity remained available for eligible Named Executive Officers to earn shares under the second and third measurement periods based on revenue growth during those periods, in each case subject to the maximum potential earned amount.
The Compensation Committee also granted stock options to all Named Executive Officers (other than Mr. Hammond) in 2015. Because options to purchase shares of our common stock must have an exercise price that is at least equal to the fair market value of our common stock on the date of grant, the Named Executive Officers realize value from their long-term equity incentive awards only if the fair market value of our common stock increases over time. The Compensation Committee approved the option grants for the Named Executive Officers set forth in the table below, which vest over four years and expire 10 years after the date of grant if the recipient remains employed by the Company, which serves as an effective retention tool in addition to motivating executives to work toward corporate objectives that provide a meaningful return to our stockholders.
The Compensation Committee also granted RSUs to all Named Executive Officers (other than Mr. Hammond) in 2015. The Compensation Committee determined that RSUs offer a predictable nature of value delivery to our Named Executive Officers and promote further alignment of the interests of our executive officers with the long-term interests of our stockholders. RSUs provide an important tool for us to retain our Named Executive Officers since the value of the awards is delivered over a four year period, subject to continued service with us. The Compensation Committee approved the RSU grants to the Named Executive Officers in 2015 as set forth in the table below, each of which vests 1/16 of the total shares quarterly (except for Mr. Mickelsen's grant which vest 25% after one year from grant date and 1/16 of the total shares vest quarterly thereafter), subject to the Named Executive Officer’s continued service with us. Our Compensation Committee chose this vesting schedule specifically to further our retention objectives. We believe that, at this stage of our growth, service-vested RSUs align the interests of our Named Executive Officers with the long-term interests of our stockholders, and provides incentives to our Named Executive Officers to continue to build and grow the company.
The equity awards granted to the Named Executive Officers in 2015 were as follows:

Named Executive Officers	Number of Shares of Stock Options Granted	Number of Shares of Restricted Stock Units Granted	Number of Shares of Performance Stock Units Granted(1)
Burton M. Goldfield	86,078	34,816	34,816
William Porter	27,053	10,943	10,943
Brady Mickelsen(2)	30,000	80,000	—
John Turner	24,594	9,948	9,948
Gregory L. Hammond(3)	—	—	—

(1)	PSUs granted at the target award level.

(2)
Mr. Mickelsen joined us in June 2015. His equity awards in 2015 were new hire grants primarily determined in amounts and forms typical for new hires and designed to encourage him to join us from his previous position. Mr. Mickelsen was not granted PSU awards.

(3)	Mr. Hammond retired as Chief Legal Officer of the Company, effective June 21, 2015.
The equity awards granted to the Named Executive Officers for 2015 are also set forth in the Summary Compensation Table and the Grant of Plan-Based Awards table below.
Employee Benefit Plans
We have established a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for all our U.S. employees, including the Named Executive Officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we match the contribution made to the plan by our employees, including the Named Executive Officers, up to $3,500 (effective for 2015) annually to each employee, which is fully vested. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other benefits to the Named Executive Officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including the Named Executive Officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.
Perquisites and Other Personal Benefits
The Named Executive Officers are each eligible to seek reimbursement of up to $15,000 of life insurance premiums annually for supplemental life insurance coverage. We also reimburse the Named Executive Officers for financial planning and income tax services, up to a maximum of $10,000 per year. Periodically, when the Named Executive Officers attend a Company-related function, their spouses are also invited, in which case we may incur incremental travel and other event-related expenses for those spouses, the cost of which is taxable to the Named Executive Officer. Amounts paid in connection with, or reimbursed as a result of, these arrangements are set forth in the Summary Compensation Table below.
The Compensation Committee believes that these limited perquisites and other personal benefits serve a business purpose as they are important for attracting and retaining key talent, as well as fostering teamwork and cohesion among the executive team.

Employment Agreements
We have entered into written employment agreements with each of the Named Executive Officers. We believe that these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment agreements provides for “at will” employment and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, an annual cash incentive compensation opportunity, and a recommendation for an initial equity award.
For a summary of the material terms and conditions of the employment agreement with each of the Named Executive Officers, see “ – Employment Arrangements” below.

Post-Employment Compensation
The employment agreements that we have entered into with each of the current Named Executive Officers generally provide for payments and benefits in the event of a qualifying termination of employment, in the form of lump sum cash payments calculated based on the individual’s base salary, payment or reimbursement of continued health insurance premiums and life or disability insurance premiums for a specified period, and partial accelerated vesting of outstanding and unvested equity awards. For purposes of these provisions, a qualifying “termination of employment” includes a termination of employment without cause or a resignation for good reason, and in each case requires that the Named Executive Officer execute a release of claims in favor of our Company. Mr. Goldfield and Mr. Porter are also eligible to receive payment of their target variable compensation at specified levels upon a qualifying termination of employment.
In the case of a termination of employment following a change in control of our Company, the Named Executive Officers are also eligible to receive, in addition to the foregoing payments and benefits, full acceleration of vesting of outstanding and unvested equity awards.
We provide these arrangements to encourage the Named Executive Officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for the Named Executive Officers when they are evaluating a potential acquisition of our Company, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the Named Executive Officers through the conclusion of the transaction, and to ensure a smooth management transition. The Compensation Committee believes that, based on their experience, these payments and benefits are comparable to the payments and benefits provided to similarly-situated executive officers at other newly-public companies.
For a summary of the material terms and conditions of the post-employment compensation arrangements with each of the Named Executive Officers, see “ – Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies
Stock Ownership Policy
We encourage the Named Executive Officers to hold an equity interest in our Company, but we currently do not have equity security ownership guidelines or requirements for the Named Executive Officers.
Compensation Recovery Policy
As a newly-public company, we have not adopted a formal compensation recovery (“clawback”) policy. Under Section 304 of the Sarbanes-Oxley Act of 2002, as applicable to all public companies, we operate under the requirements of that provision, under which our Board of Directors may seek reimbursement from our CEO and CFO if, as a result of their misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.
In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.
Equity Grant Policy
We generally follow a regular pattern of granting annual or periodic equity awards, although the timing, size and distribution of such awards may change from time to time. We have adopted granting policies or practices that will ensure that we do not time the making of equity awards to coincide with the release of material non-public information.
The price per share attributable to equity compensation is determined by the market price of our common stock. Under our current equity compensation plan, the exercise price of any option to purchase shares of our common stock may not be less than the fair market value of our common stock on the date of grant.
Short Sales, Hedging and Pledging Policies
We have adopted a policy prohibiting the trading of put or call options or short sales by our employees, including our executive officers, and members of our Board of Directors. We have also adopted a further policy prohibiting the pledging of stock by our employees, including the Named Executive Officers, and members of our Board of Directors.

Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code.
The Compensation Committee seeks to qualify the incentive compensation paid to the covered executive officers for the “performance-based compensation” exemption from the deduction limit under Section 162(m) when it believes such action is in the best interests of our Company. However, the Compensation Committee reserves the discretion, in its judgment, to authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.
Taxation of Nonqualified Deferred Compensation
Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that our Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any Named Executive Officer with a “gross-up” or other reimbursement payment for any tax liability that he may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of our Company.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.
ASC Topic 718 requires us to recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock and restricted stock awards for shares of our common stock to our executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.
ASC Topic 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule).
Compensation Related Risk
Our Board of Directors is responsible for the oversight of our risk profile, including compensation-related risks. The Compensation Committee monitors our compensation policies and practices as applied to our employees (including our executive officers) to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In 2015, at the direction of the Compensation

Committee, our management conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on the Company.
2015 Summary Compensation Table
The following table sets forth information regarding the compensation awarded to or earned by our Named Executive Officers in 2015:

Name and Principal Position	Year	Salary ($)		Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)		Total ($)
Burton M. Goldfield	2015	691,346		—	2,333,351	1,164,334	—	56,167	(8)	4,245,198
President and Chief Executive Officer	2014	573,077		—	—	1,336,823	448,500	49,446		2,407,846
	2013	489,234		93,750	—	1,242,600	656,250	66,604		2,548,438
William Porter	2015	393,846		—	733,367	365,933	—	12,161	(9)	1,505,307
Vice President and Chief Financial Officer	2014	347,308		—	—	425,353	194,350	19,110		986,121
	2013	340,000		35,250	—	310,650	329,000	21,643		1,036,543
Brady Mickelsen	2015	187,501	(1)	—	1,416,800	211,086	—	10,591	(10)	1,825,978
Senior Vice President, Chief Legal Officer and Secretary
John Turner	2015	335,192		—	666,690	332,671	—	11,991	(11)	1,346,544
Senior Vice President, Sales	2014	285,385		—	—	425,353	168,750	11,486		890,974
	2013	250,000		48,750	—	124,260	326,625	12,584		762,219
Gregory L. Hammond	2015	163,722	(2)	—	—	—	—	46,633	(12)	210,355
Former Chief Legal Officer and Executive Vice President	2014	305,962		—	—	425,353	130,400	32,846		894,561
	2013	295,000		56,250	—	186,390	225,000	23,323		785,963

(1)	Mr. Mickelsen joined us in June 2015. Amounts in this column for Mr. Mickelsen represent his salary from June 2015 through December 2015.

(2)	Mr. Hammond retired from the Company in June 2015. Amounts in this column for Mr. Hammond represent his salary from January 2015 through his retirement in June 2015.

(3)
Amounts in this column for our Named Executive Officers represent discretionary bonuses awarded by our compensation committee above the maximum bonus thresholds for Net Service Revenues and Adjusted EBITDA goals and management business objectives (“MBOs”).

(4)
Amounts reported in this column do not reflect the amounts actually received by our Named Executive Officers. Instead, these amounts reflect the aggregate grant date fair value of equity awards granted to the Named Executive Officers as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For 2015, values for PSU are computed based on the probable outcome of the performance condition as of the grant date of the award. For PSU granted in 2015, the maximum possible payout for each Named Executive Officer was 200% of the target value as indicated below. For information on the valuation assumptions used in these computations, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

a.	Mr. Goldfield: $2,333,333

b.	Mr. Porter: $733,333

c.	Mr. Turner: $666,667

(5)
Amounts reported in this column do not reflect the amounts actually received by our Named Executive Officers. Instead, these amounts reflect the aggregate grant date fair value of equity awards granted to the Named Executive Officers as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our Named Executive Officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. For information on the valuation assumptions used in these computations, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(6)	Amounts in this column represent bonuses paid under our Executive Bonus Plan for the applicable year.

(7)	Amounts in this column include company 401(k) plan matching contributions for each Named Executive Officer of $3,500 in 2015.

(8)
Amount includes the following payments in 2015: $3,750 in spousal travel, $10,000 in reimbursements for tax preparation and estate planning services, $12,500 in life insurance premiums and $25,570 in tax gross-up payments.

(9)	Amount includes the following payments in 2015: $4,136 in life insurance premiums and $3,727 in tax gross-up payments.

(10)	Amount includes the following payments in 2015: $4,050 in reimbursements for tax preparation and estate planning service and $2,344 in tax gross-up payments.

(11)	Amount includes the following payments in 2015: $2,667 in spousal travel, $997 in life insurance premiums and $4,122 in tax gross-up payments.

(12)
Amount includes the following payments in 2015: $15,000 in compensation as an Advisor to the Company after his retirement in June 2015, $2,000 in reimbursements for tax preparation and estate planning services, $11,179 in life insurance premiums and $12,393 in tax gross-up payments.

2015 Grants of Plan-Based Awards Table
The following table provides information with regard to potential cash bonuses paid or payable to our Named Executive Officers in 2015 under our performance-based, non-equity incentive plan, performance-based, equity incentive plan and with regard to equity awards granted to each Named Executive Officer under our equity incentive plans during 2015.

Name	Grant Date	Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Possible Payouts Under Equity Incentive Plan Awards(2)			All Stock Awards: Number of Shares or Units of Stock (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Burton M. Goldfield	3/4/2015	271,875	725,000	1,268,750
	3/5/2015					34,816	69,631				1,166,667
	3/5/2015							34,816		n/a	1,166,684
	3/5/2015								86,078	33.51	1,164,334
William Porter	3/4/2015	112,500	300,000	525,000
	3/5/2015					10,943	21,885				366,667
	3/5/2015							10,943			366,700
	3/5/2015								27,053	33.51	365,933
Brady Mickelsen	6/22/2015	30,404	121,616	182,425
	8/21/2015							80,000		n/a	1,416,800
	8/21/2015								30,000	17.71	211,086
John Turner	3/4/2015	70,000	350,000	586,250
	3/5/2015					9,948	19,895				333,333
	3/5/2015							9,948		n/a	333,357
	3/5/2015								24,594	33.51	332,671
Gregory L. Hammond	3/4/2015	40,000	160,000	240,000

(1)
Amounts represent the range of possible cash payouts under our Executive Bonus Plan. The threshold amount that could have been earned by each Named Executive Officer was 20% to 37.50% of the target bonus under the Executive Bonus Plan. The maximum amount that could have been earned, based on the applicable “Weighting of Cash Bonus Opportunities” as described more on page 27 of this Proxy Statement, was 200% of the target bonus under the Executive Bonus Plan (or 235% for Mr. Turner) based on the Company-wide financial objectives and 100% of the MBO bonus. There was no separate minimum threshold for MBO bonuses and therefore the threshold amounts represents only bonus amounts related to the Company-wide financial objectives. Mr. Mickelsen joined us in June 2015. Amounts in these columns for Mr. Mickelsen represent his Possible Payouts Under Non-Equity Incentive Plan Awards from June 2015 through December 2015.

(2)
Represents PSU awards granted on March 5, 2015. PSU awards were granted for the first time in 2015. 200% maximum potential earned amount tied to full three-year performance period; interim amounts that can be earned are capped at 150%. Payouts above and below the target level are to be scaled on a linear basis. Shares earned above target level with respect to first and second years of performance period to be subject to vesting for remainder of performance period.

(3)
Amounts reported in this column do not reflect the amounts actually received by our Named Executive Officers. Instead, these amounts reflect the aggregate grant date fair value of equity awards granted to the Named Executive Officers as computed in accordance with FASB ASC 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our Named Executive Officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. Values for PSU are computed based on the probable outcome of the performance condition as of the grant date of the award.

Outstanding Equity Awards at December 31, 2015 Table
The following table provides information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2015.

Name	Grant Date		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
			Exercisable	Unexercisable
Burton M. Goldfield	3/6/2012	(1)(2)	13,336	6,668	0.50	3/6/2022	28,288	(3)	547,373	34,816	673,690
	3/13/2013	(1)(2)	74,468	93,336	1.45	3/13/2023
	2/11/2014	(1)(2)	91,726	119,168	10.98	2/11/2024
	3/5/2015	(3)	16,139	69,939	33.51	3/5/2025
William Porter	8/23/2010	(1)(2)	11,088	—	0.50	8/23/2020	8,892	(3)	172,060	10,943	211,747
	2/9/2012	(1)(2)	41,668	4,168	0.50	2/9/2022
	3/13/2013	(1)(2)	33,332	23,336	1.45	3/13/2023
	2/11/2014	(1)(2)	32,082	37,918	10.98	2/11/2024
	3/5/2015	(3)	5,072	21,981	33.51	3/5/2025
Brady Mickelsen	8/21/2015	(4)	—	30,000	17.71	8/21/2025	80,000	(4)	1,548,000
John Turner	2/9/2012	(1)(2)	130,792	27,500	0.50	2/9/2022	8,083	(3)	156,406	9,948	192,494
	3/13/2013	(1)(2)	11,532	9,336	1.45	3/13/2023
	2/11/2014	(1)(2)	32,082	37,918	10.98	2/11/2024
	3/5/2015	(3)	4,611	19,983	33.51	3/5/2025
Gregory L. Hammond	2/9/2012	(1)(2)	—	3,336	0.50	2/9/2022
	3/13/2013	(1)(2)	—	14,000	1.45	3/13/2023
	2/11/2014	(1)(2)	—	37,918	10.98	2/11/2024

(1)
Awards were granted under our 2009 Equity Incentive Plan, and are subject to a 4-year vesting schedule, with 25% of the total shares granted vesting upon the 12-month anniversary of the date of grant, and 1/48th of the total shares granted vesting each month thereafter. The awards are also subject to accelerated vesting upon certain events, as summarized under “– Potential Payments upon Termination or Change in Control.”

(2)
Pursuant to provisions in our equity incentive plans, the exercise price and number of shares subject to certain of these options were adjusted in connection with special cash distributions of $1.10, $1.57, $5.88 and $0.88 per share of common stock that occurred on July 15, 2011, May 15, 2012, August 30, 2013 and December 26, 2013, respectively. In addition, we effected a 2-for-1 forward stock split in July 2013 and again in March 2014. Accordingly, the share totals and exercise prices shown in the table above (and in the corresponding footnotes) reflect our Named Executive Officers’ post-cash distribution and post-split holdings.

(3)
Awards were granted under our 2009 Equity Incentive Plan, and are subject to a 4-year vesting schedule, with 1/16th of the total shares granted vesting on the 15th day of the second month of each calendar quarter following the date of grant. The awards are also subject to accelerated vesting upon certain events, as summarized under “– Potential Payments upon Termination or Change in Control.”

(4)
Awards were granted under our 2009 Equity Incentive Plan, and are subject to a 4-year vesting schedule, with 25% of the total shares granted vesting on the 12-month anniversary of the date of grant, and thereafter 1/16th of the total shares granted vesting on the 15th day of the second month of each calendar quarter following the grant date. The awards are also subject to accelerated vesting upon certain events, as summarized under “– Potential Payments upon Termination or Change in Control.”

(5)
The market value of the unvested shares is calculated by multiplying the number of shares by the NYSE closing price per share of the Company’s common stock of $19.35 on December 31, 2015 (the last trading day of the fiscal year).

(6)	This columns show unvested PSUs granted in March 5, 2015. The share amount is reported at target payout level.
2015 Option Exercises and Stock Vested Table
The following table shows for 2015 certain information regarding option exercises and stock awards accrued on vesting during 2015 with respect to the Named Executive Officers:

	Option Awards		Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Burton M. Goldfield	131,306	3,027,065	6,528	146,554
William Porter	63,916	1,062,284	2,051	46,038
Brady Mickelsen	—	—	—	—
John Turner	73,344	2,308,762	1,865	41,862
Gregory L. Hammond	71,500	1,237,745	—	—

(1)
Represents the value realized based upon the difference between the fair market value of our common stock or the sale price (for a same-day-sale transaction) on the exercise date less the exercise price of such shares.

(2)	Represents the value realized based upon the closing stock price of our common stock on the trading day prior to the vesting date of such shares.
Employment Arrangements
Employment agreements or written offer letters are used from time to time on a case by case basis to attract and/or to retain executives. We currently maintain written employment agreements with all of our current Named Executive Officers (other than Mr. Hammond, who retired from the Company in June 2015). These arrangements provide for “at will” employment and set forth the terms and conditions of employment of each Named Executive Officer, including base salary, annual bonus opportunity, employee benefit plan participation, and equity awards. These agreements were each subject to execution of our standard proprietary information and inventions agreement.
Each of our current Named Executive Officers is entitled to certain severance and change of control benefits pursuant to their employment agreements, the terms of which are described below under the heading “– Potential Payments Upon Termination or Change in Control.” In addition, each employment agreement with our Named Executive Officers provides that the Named Executive Officer is eligible to seek reimbursement of up to $15,000 of life insurance premiums annually for supplemental life insurance coverage, and that we will reimburse each Named Executive Officer for financial planning and income tax services, up to a maximum of $10,000 per year. Mr. Hammond is entitled to none of the above benefits as of his retirement in June 2015.

Employment Agreement with Mr. Goldfield
We entered into an employment agreement with Mr. Goldfield in November 2009 setting forth the terms of Mr. Goldfield’s employment as our President and Chief Executive Officer. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Goldfield is eligible to receive annual performance-based bonuses determined by our compensation committee and based on the achievement of corporate and individual performance goals.
Employment Agreement with Mr. Porter
We entered into an employment agreement with Mr. Porter in August 2010 setting forth the terms of Mr. Porter’s employment as our Vice President and Chief Financial Officer. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Porter is eligible to receive annual performance-based bonuses determined by our compensation committee and based on the achievement of corporate and individual performance goals.
Employment Agreement with Mr. Mickelsen
We entered into an employment agreement with Mr. Mickelsen in May 2015 setting forth the terms of Mr. Mickelsen’s employment as our Senior Vice President, Chief Legal Officer and Secretary. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Mickelsen is eligible to receive annual performance-based bonuses determined by our compensation committee and based on the achievement of corporate and individual performance goals.
Employment Agreement with Mr. Turner
We entered into an employment agreement with Mr. Turner in March 2012 setting forth the terms of Mr. Turner’s employment as our Senior Vice President, Sales. The employment agreement provides for base salary subject to annual review and possible adjustment. Mr. Turner is eligible to receive annual performance-based bonuses determined by our compensation committee and based on the achievement of corporate and individual performance goals.

Potential Payments upon Termination or Change in Control
If we terminate one of our Named Executive Officers without cause or if such executive resigns for good reason, such executive will be entitled to receive the following benefits, subject to his execution of an effective release of claims in our favor:

•	A lump sum cash payment in an amount equal to 12 months (for Mr. Porter, Mr. Mickelsen and Mr. Turner) or 18 months (for Mr. Goldfield) of his then-current base salary;

•	100% of the actual performance bonus earned by Mr. Porter, and 150% of the actual performance bonus earned by Mr. Goldfield in the year prior to such termination;

•
Accelerated vesting of the portion of the executive’s unvested equity awards that would have vested during the 6 months (for Mr. Mickelsen and Mr. Turner), 12 months (for Mr. Porter) and 18 months (for Mr. Goldfield) following his termination date, or 100% accelerated vesting of all then-unvested equity awards if the qualifying termination occurs within the six month period following a change in control of TriNet (for Mr. Goldfield, Mr. Porter, and Mr. Turner) and twelve month period (for Mr. Mickelsen);

•
Company-paid or reimbursed COBRA premiums for the executive and his covered dependents until the earlier of (i) the end of the 6 months (for Mr. Turner), 12 months (for Mr. Porter, and Mr. Mickelsen) and 18 months (for Mr. Goldfield) following his termination date or (ii) such time as he qualifies for health insurance benefits through another source; and

•
If the executive elects to convert his life insurance or disability insurance coverage into an individual policy, we will pay the premiums for the first 6 months (for Mr. Turner), 12 months (for Mr. Porter and Mr. Mickelsen) and 18 months (for Mr. Goldfield) following his termination date, or such earlier date as he ceases to maintain coverage.

The amounts in the table below assumes that the Named Executive Officer terminated employment from TriNet as of December 31, 2015 and sets forth the estimated payments that each would have received under their employment agreements described above (other than Mr. Hammond, who retired in June 2015).

Name	Change in Control					No Change in Control
	Salary	Bonus	Health Benefits(1)	Equity Acceleration(2)	Total	Salary	Bonus	Health Benefits(1)	Equity Acceleration(2)	Total
Burton M. Goldfield	1,087,500	—	25,733	3,341,449	4,454,682	1,087,500	—	25,733	2,739,798	3,853,031
William Porter	410,000	—	20,442	985,773	1,416,215	410,000	—	20,442	636,033	1,066,475
Brady Mickelsen	375,000	—	23,931	1,597,200	1,996,131	375,000	—	23,931	—	398,931
John Turner	350,000	—	11,896	1,159,292	1,521,188	350,000	—	11,896	687,275	1,049,171

(1)
Amount only includes estimated monthly premium for continued health benefits under our existing group health insurance plans. Does not include monthly premiums for individual conversion life insurance or disability insurance policies.

(2)	Based on the fair market value of our common stock as of December 31, 2015, which was $19.35 per share.
Non-Employee Director Compensation
2015 Non-Employee Director Compensation Policy
In March 2015, the Compensation Committee adopted a new non-employee director compensation policy effective January 1, 2015. This policy provides that each non-employee director, other than Mr. Hodgson, will receive the following cash compensation for board services:

•	$50,000 per year for service as a board member, or $75,000 per year for service as the Chairman of the Board;

•	$30,000 per year for service as the chair of the Audit Committee or Compensation Committee and $15,000 per year for service as the chair of the Nominating and Corporate Governance Committee;

•
$15,000 per year for service as a non-chair member of the Audit Committee or Compensation Committee and $7,500 per year for service as a non-chair member of the Nominating and Corporate Governance Committee;

•	$1,500 for attendance at each Board meeting (whether in person or by telephone); and

•
$1,000 to committee members for attendance at each meeting of the Audit Committee or Compensation Committee (whether in person or by telephone) and $500 to committee members for attendance at each meeting of the Nominating and Corporate Governance Committee. If the Board meeting and the Committee meeting are on the same day, only the Board meeting fee is paid.

In addition, in March 2015, with the adoption of the new director compensation policy, the Committee granted to each existing non-employee director a RSU award with a grant date fair value of $200,000 to be settled in shares of our common stock (or $300,000, in the case of the Chairman of the Board). These awards vested in full on February 12, 2016, subject to the non-employee director’s continuous service through such date. Beginning in 2016, each non-employee director will be granted a RSU award with a grant date fair value of $200,000 to be settled in shares of our common stock (or $300,000, in the case of the Chairman of the Board) at the time of the first Board meeting of each calendar year. These awards will vest in full on the first anniversary of the date of grant, subject to the non-employee director’s continuous service through such date.
In addition, each new non-employee director is granted a RSU award with a grant date value of $200,000 to be settled in shares of our common stock (or $300,000, in the case of a new non-employee director to serve as Chairman of the Board) upon his or her initial election or appointment to the Board, multiplied by a fraction, the numerator of which is the number of days that will elapse between the director’s date of initial election or appointment and the first anniversary of the date of grant of the most recent grant of the annual RSU awards to the non-employee directors and the denominator of which is 365. These awards will vest in full on the first anniversary of the date of the most recent grant of the annual awards to the non-employee directors, subject to the non-employee director’s continuous service through such date.
We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Mr. Goldfield does not receive separate compensation for his service on the Board.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Katherine August-deWilde	89,000	200,032	289,032
Martin Babinec	59,000	200,032	259,032
H. Raymond Bingham	129,000	300,015	429,015
Paul Chamberlain(1)	3,829	32,346	36,175
Kenneth Goldman	96,500	200,032	296,532
David C. Hodgson	—	200,032	200,032
John H. Kispert	79,000	200,032	279,032
Wayne B. Lowell	99,500	200,032	299,532

(1)	Mr. Chamberlain was appointed to the Board in December 2015.

(2)
The amounts reported in this column do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of the equity awards granted to our non-employee directors during 2015, as computed in accordance with FASB ASC 718. The assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for 2015. As required by SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2015.
EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options and Stock Awards(1)	Weighted- average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by stockholders	5,402,836	$8.96	6,267,366
Equity compensation plans not approved by stockholders	—	—	—
Total	5,402,836	$8.96	6,267,366

(1)
Includes shares of common stock issuable pursuant to awards outstanding under our 2000 Equity Incentive Plan (the “2000 Plan”) and 2009 Equity Incentive Plan (the “2009 Plan”). Consists of (a) options to purchase 66,000 shares of common stock under the 2000 Plan and 4,380,149 shares of common stock under the 2009 Plan and (b) 956,687 shares of common stock subject to RSU awards under the 2009 Plan.

(2)
Includes shares of common stock reserved for future issuance under the 2009 Plan and our 2014 Employee Stock Purchase Plan (the “2014 ESPP”). The number of shares reserved for issuance under the 2009 Plan will automatically increase on January 1st each year and continuing through January 1, 2019, by the lesser of 4.5% of the total number of shares of the Company’s capital stock outstanding on December 31st of the immediately preceding calendar year, or a number of shares determined by the Board of Directors. The number of shares reserved for issuance under the 2014 ESPP will automatically increase on January 1st each year, starting on January 1, 2015 and continuing through January 1, 2024, by the lesser of (a) 1% of the total number of shares of the Company’s common stock outstanding on December 31st of the preceding calendar year, (b) 1,800,000 shares of common stock or (c) a number determined by the Board of Directors.

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Transactions with Related Persons
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of the Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must be presented to the Audit Committee for review, consideration and approval or ratification. In approving, ratifying or rejecting any such proposal, the Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Certain Transactions with Related Persons
This section describes transactions since January 1, 2015 to which we were a party or will be a party, other than compensation arrangements for our directors and executive officers, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

All of the transactions described below were presented to the Audit Committee for review and consideration and were approved or ratified by the Audit Committee in accordance with our policy described below. We believe the terms of the transactions described below were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

•
GA TriNet LLC (“GA”) is an owner of more than 5% of the Company’s common stock which makes GA a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. In 2010, GA became a customer of the Company. In 2015, GA paid the Company $3,893,253 as a customer of the Company.

We have entered into indemnity agreements with our directors and officers that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of TriNet, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other 2016 Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other 2016 Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are TriNet stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or TriNet. Direct your written request to TriNet Group, Inc., Attention: Executive Director, Investor Relations, 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577 at 510-875-7201. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the 2016 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Brady Mickelsen
Secretary
April 15, 2016
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 (including the financial statements and financial statements schedule) is available without charge upon written request to: Corporate Secretary, TriNet Group, Inc., 1100 San Leandro Blvd., Suite 400, San Leandro, California 94577.

TriNet
Ambitions Realized®

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	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following three nominees to hold office until the 2019 Annual Meeting of Stockholders:	☐	☐	☐	______________________

1. Election of Directors

Nominees

01 Martin Babinec   02 Paul Chamberlain   03 Wayne B. Lowell

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 To approve, on an advisory basis, the compensation of TriNet Group, Inc's Named Executive Officers, as disclosed in the proxy statement.	☐	☐	☐
3 To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as TriNet Group, Inc's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000284560_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

TRINET GROUP, INC.
Annual Meeting of Stockholders
May 26, 2016 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Burton M. Goldfield and Brady Mickelsen, or either of them, as proxies, each with the power to appoint themselves substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TRINET GROUP, INC. that the stockholder are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM local time on May 26, 2016, at the Hyatt Regency San Francisco Airport located at 1333 Bay Shore Highway, Burlingame, CA 94010 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement to which this proxy relates

0000284560_2 R1.0.1.25

Continued and to be signed on reverse side